NEWS RELEASE
September 4, 2009
FOR IMMEDIATE RELEASE		Contact: Michael J. Blodnick
(406) 751-4701
Ron J. Copher
(406) 751-7706

GLACIER BANCORP, INC. ANNOUNCES APPROVAL TO ACQUIRE
FIRST NATIONAL BANK & TRUST IN POWELL, WYOMING

KALISPELL, MONTANA - Glacier Bancorp, Inc. (Nasdaq:  GBCI) today announced they received approval by the Federal Reserve Bank of Minneapolis of their application to acquire 100% of the voting shares of First Company, Cody, Wyoming, and thereby indirectly acquire First National Bank & Trust Company, Powell, Wyoming. The transaction is expected to close by the end of September. At June 30, 2009, the bank had total assets of $272 million. Glacier Bancorp is a regional multi-bank holding company with ten banking subsidiaries that provide commercial banking services in 54 communities in Montana, Idaho, Wyoming, Utah, Colorado, and Washington. At June 30, 2009, Glacier had total assets of $5.6 billion.

This news release includes forward looking statements, which describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Glacier's style of banking and the strength of the local economies in which it operates.  Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Glacier's public filings, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following: (1) the risks associated with lending and potential adverse changes in credit quality; (2) increased loan delinquency rates; (3) the risks presented by a continued economic slowdown, which could adversely affect credit quality, loan collateral values, investment values, liquidity levels, and loan originations; (4) changes in market interest rates, which could adversely affect our net interest income and profitability; (5) legislative or regulatory changes that adversely affect our business or our ability to complete pending or prospective future acquisitions; (6) costs or difficulties related to the integration of acquisitions; (7) reduced demand for banking products and services; (8) the risks presented by public stock market volatility, which could adversely affect our stock value and our ability to raise capital in the future; (9) competition from other financial services companies in our markets; and (10) our success in managing risks involved in the foregoing.

Visit Glacier’s website at http://www.glacierbancorp.com